Exhibit 99.1

Responses for “Ask the CEO Forum”, Sept. 2004

Dear Fellow Shareholders;

Thank you for your questions and interest in this “Ask the CEO” forum. As we have done in the past, we invite shareholders and others interested in our Company to submit questions to me. I have tried to address each of these questions as fully as possible and within appropriate disclosure guidelines, and there were some questions I could not answer in the same detail as others.

I would like to preface the posting of my answers with a statement that applies to all of the posted answers.

The matters discussed in the following posting by me, George T. Jimenez, contain forward-looking statements regarding ACE*COMM within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than the statements of historical information provided in the postings may be deemed to be forward-looking statements, which involve uncertainties. These risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements, and include, but are not limited to, the risks discussed in the Form 10-K filed with the SEC for the year ended June 30, 2004, and the risks discussed in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect analysis, judgment, belief or expectation only as of today’s date. I, George T. Jimenez, and ACE*COMM, undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of posting.

Thanks to those of you who participated. I will post my responses to your questions in a number of individual messages to follow.

George T. Jimenez
Chairman & CEO
ACE*COMM Corporation

#1 — Q) Based on your “in house” budgets, what year do you project to stop losing money?
(by: dtenwick, 09/13/04 09:00 pm, Msg: 10358 of 10358)

A) Progressive bottom-line improvement is a high order priority for this fiscal year, which commenced in July. We believe our cost structure has been trimmed sufficiently at this point, so to achieve bottom-line improvement we need continued pressure on revenue growth. We made significant progress on our revenue plan in the last two quarters of this past fiscal year, and accomplished this during a time of extended weakness in our industry. We also believe that the merger with i3 Mobile, the Intasys asset purchase, and the addition of new customers to our roster, as accomplished in this past year, will all have positive effects on our financial performance going forward as our industry sector recovers. GTJ

#2 — Q) UTSI is making significant penetration in both the Chinese and Indian telecom markets, and appear to be developing diverse technologies that will be adaptable to the changing face of telecom going forward. From my limited knowledge of the situation it would appear that a working relationship with this type of supplier would be advantageous to ACEC. Has ACEC looked at the possibility of this type of relationship, specifically in regards to UTSI?
(by: supersignsbill, 09/14/04 11:20 am, Msg: 10359 of 10365)

A) ACE*COMM has been successful in partnering with strong international players that build out telecommunications infrastructure, as evidenced by our significant, current relationships. Our philosophy of partnering generally avoids the marketing-only relationships, and stresses the importance of value-added services that get deployed with common customers, in the shortest time possible.

If UTSI, an IP and wireless-focused telecom infrastructure company, has strength in the Chinese market and a large international focus, that would coincide with our targeted technology and marketplace. To date, no discussions have been undertaken between the two companies, although we are always eager to develop new partnerships and would be happy to speak with UTSI.

I should note that we have not yet come across UTSI in either China or India. We do, however, have significant partnerships with key telecom suppliers in the Asia-Pacific region such as Huawei and ZTE. We recently announced, for example, a deal with Huawei to provide a comprehensive set of OSS applications for a new GSM mobile network being implemented by the Bangladesh Telegraph & Telephone Board (BTTB) — that country’s incumbent government carrier. Earlier this year we announced a contract with ZTE to provide a data collection mediation solution for Kunming Tel, a service provider in Yunnan Province, China. ZTE and Huawei are two of China’s largest telecommunications equipment providers, specializing in offering customized network solutions for telecom carriers worldwide.

So, we have developed important relationships in the region, and will continue to build on these while pursuing others. Thanks for the tip. GTJ

#3 — Q) At the midpoint between the end of Q4 and the release of the (awful) Q4 release there was an abrupt, dramatic and unexplainable collapse of the share price. One might conclude that one group of shareholders benefited from information that was not widely known at the time. Have you considered this event and have you drawn any conclusions as to the possible implications?
(by: supersignsbill, 09/14/04 11:20 am, Msg: 10359 of 10365)

A) In my experience, it is often very difficult to determine what causes a move in share price. During the period to which you refer, we did not announce any significant developments affecting our Company. Additionally, with the exception of one particular day, I did not note any unusual trading volume in our stock.

At a recent communications software investor conference in New York, however, an investment professional who tracks our industry sector indicated that, since May 2004, public companies in our space lost on average 30 percent of their market value. This figure is consistent with my own analysis of 10 peer companies whose share prices declined an average of 37 percent since January 2004.

Please note also that our final year-end results are not available until the auditors have completed their work, and this was done on August 17, 2004. We then issued and announced the earnings results on August 19, 2004. We further have an insider trading policy and internal restrictions on the disclosure of information prior to public release. So, with these protections in place, I don’t believe that any group of investors could possibly have known the results before this time. GTJ

#4 — Q) In my previous post I forgot to extend my thanks for your offer of this forum.

- In Q4 the R&D outlays for incorporation of the Intasys line were very high. Does this outlay continue at high levels and will it be a significant drag into future quarters?

- In calendar ‘04 ACEC has increased personnel in Mktg and Sales and apparently forsaken the guarded fiscal stance that brought the company through the 2000-2002 downturn intact — are you still convinced that these changes were timely and that the increase in Sales staff will translate into increased Sales?
(by: supersignsbill, 09/16/04 09:02 am, Msg: 10368 of 10369)

A) Thanks for your participation in this forum.

In response to your first question, I would like to emphasize that we must continue to invest in R&D. As a technology company, this is vital to our progress and sustainability. To put this in context, we spent 8 percent of our fourth quarter 2004 revenues on R&D, which we believe is in the normal range for technology companies.

To address your second question, we believe it is prudent to add sales staff and focus resources on our top performers whenever market analysis and our sales funnel indicate a rising trend. There can often be a lag time between adding sales personnel and getting results from that addition. Certainly, increasing sales and marketing activities is crucial to increasing revenues. GTJ

#5 — Q) Supersignsbill asked my two big questions but I would like to re-phrase them a little if I may. I would like to know more about head count. What direction, by how much, for how long and what departments? Also interested in that 600k used to integrate the Intasys functionality. What percentage of the integration task do you see that figure representing? Thanks for taking the time George.
(by: shiekurbooty (29/M/East of Utah), 09/16/04 11:37 am, Msg: 10370 of 10377)

A) We currently have 134 employees world-wide. As noted in response to another question, an increase in the number of employees often precedes an increase in revenues. In our case, the increase in personnel stemmed mostly from the Intasys acquisition, which has performed well for us. Our strategy is to continue growing by acquisition, and by increasing the number and size of our contracts. We will increase staffing as required to support this growth.

In response to your second question, the $600 thousand cited in our Q4’04 earnings release was for product development, which included in part the integration of Intasys products into our line of solutions. We will continue to invest in R&D for these efforts, and we believe that we should have substantially achieved our integration objectives by the end of March 2005. GTJ

#6 — Q) Lack of insider buying — why have there been no insider buys since May, 2003 when Mr. Wetzel bought 5,000 shares? If you want your shareholders to hold their stock and buy more as well as adding new shareholders, leadership from inside the company sure would help.
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) First, let me emphasize that there are guidelines on insider trading that restrict when insiders can buy or sell our shares. Given that we have completed two merger/acquisition-related transactions during the past year 3 which were in the works for many months prior to their respective announcements — and that we have been involved in numerous other discussions with merger candidates, or have been involved with prospective significant contract awards, there were very limited opportunities for trading in ACE*COMM stock by the board or management.

Also, our management team has been working hard to return the Company to sustainable growth and profitability, operating in a resource-constrained environment and at reduced personal compensation for some time. They have, during this time, received incentives in the form of stock options. Consequently, management has a significant vested interest in increasing shareholder value and is highly motivated to achieve this objective. GTJ

#7 — Q) What is the status of William Grimes and his holdings?
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) We are pleased to have Mr. Grimes continuing as a member of the Board of Directors of ACE*COMM. Based on the most recent reports filed with the SEC, BG Media Investors LP owns 904,295 shares of ACE*COMM common stock. Mr. Grimes is a General Partner of BG Media Investor, LLC, which is the general partner of BG Media Investors LP. GTJ

#8 — Q) Why do I not see a more recent than 12/13/02 top insider and rule 144 holders report for your holdings?
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) I assume you are referring to third party Web sites that provide this type of information, and not the data available directly from SEC reports. When we are aware of outdated insider holding/filing information on these Web venues, we take action to inform them. However, we must rely on their good-faith to accept our input and report the most recent up-to-date and correct information. Filings of Forms 3, 4, and 5 with the SEC are the most accurate source of insider reporting. In response to the requirement of Sarbanes-Oxley, we also have a link to insider filings on our corporate Web site. In any event, the SEC requires that management and the board report changes in ownership, so if no changes have taken place, no new reports on share ownership are required. We do report share ownership for our board and management annually in our proxy statement. GTJ

#9 — Q) Why did you not give the street and shareholders the proper guidance prior to the release of the 6/30/04 numbers that were much worse than you had projected in your May, 2004 call following the release of the 3/31/04 numbers?
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) The decision to pre-announce earnings is not always straightforward, and for the 6/30/04 earnings the decision was made more complex by events occurring around the same time an announcement was being considered. The situation necessitated external legal counsel on the question, and considering this advice and all the factors in play at the time, we concluded it would not be in the best interest of the shareholders to make such an announcement at that particular time. GTJ

#10 — Q) I show that Mr. Delmar owned 5,000 shares at one time, but now do not see those holdings listed?
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) Mr. Delmar owns still owns 5,000 shares in the Company. His status is unchanged. As indicated in response to another question, updated SEC reports are only filed if changes have taken place in share ownership. We report share ownership for our board and management annually in our proxy statement. GTJ

#11 — Q) Are you concerned about your accounts receivable being nearly 40% of assets and what steps, if any, are being taken to alleviate this?
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) Accounts receivable were 59 per cent of assets last year (FY 2003), and although they are now down to 41 per cent of assets, we are still not satisfied. We are always concerned about accounts receivable, and we constantly review, monitor, and manage them. Doing a substantial part of our business in international markets tends to extend the receivables process. We have been discussing specifically in our SEC reports for some time now the reasons why our accounts receivable are at these levels, and the issues surrounding our accounting policies and our efforts to improve in this area. GTJ

#12 — Q) What caused the large increase in accrued expenses and do you expect these to go away?
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) The large increase in accrued expenses was related to liabilities acquired with the i3 Mobile merger. The accrued expense number should reduce over time as those expenses are either paid or the basis for the estimate changes. It may help to note that the price we paid for i3 Mobile was based in large part on their cash less the liabilities we assumed. GTJ

#13 — Q) Accumulated deficit grew by over 33%...what are your future expectations for this?
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) We are actively pursuing top-line growth by continuing to build up our customer base in all of our market sectors, broadening our product offerings to match target market demand, expanding our management team to better drive our growth strategies, and continuing to focus on controlling costs. GTJ

#14 — Q) Any talk or thoughts of doing a stock buyback? Thanks for taking the time to answer our questions.
(by: aprilyummy, 09/16/04 11:56 am, Msg: 10371 of 10377)

A) A stock buyback spends cash and decreases the public float. Currently we are focused on using available cash to fuel growth, and we would prefer at this stage to increase our float rather than reduce it. I believe this to be a more sustainable strategy for increasing share value. GTJ

#15 — Q) George, despite being told each year that all the pieces in place to win, annually Red Sox fans must “wait until next year”. This is the case with regard to ACEC, other than it’s “wait until next quarter”. As I’m sure you are aware, many on this board who’ve patiently waited for the holy grail have lost credibility in you and the ACEC pied piper executive team. We wait quarter after quarter, through rosy conference calls, as if we’re to some extent subliminally drugged to do so. My question (and put yourself in our shoes): Why should we believe you this time around (i.e., would you believe you if you were us)? Sorry to be so frank.
(by: carlyastrzemski, 09/16/04 06:51 pm, Msg: 10372 of 10377)

A) Your frankness is both appreciated and respected, and deserves a similarly direct response. In a sense, I am already in your shoes, as no other shareholder will benefit more than me from our success. By nature I am an optimist, but I have learned that predicting performance - particularly on a quarterly basis and in the present market conditions — is very difficult. We continually have to balance the uncertainties about what will happen and when, with the need to give guidance information.

I would like to point out also that after the second quarter of the past fiscal year, we started producing revenues at the $4+ million per quarter level, replacing the $2+ million quarters we posted for most of the previous year. I would therefore contend that there has been some movement toward the “holy grail”, if you can accept six months as the period of consideration.

Why should you keep the faith? Several reasons:

     1. During an extraordinarily difficult three year period for our industry — a period in which the market recovery predicted by analysts in every year did not materialize — we demonstrated an ability to adjust to some unusually adverse conditions, while still giving priority to the conservation of the potential value that is inherent in our business today.

     2. We developed, and are executing upon, a strategy that has extended our market presence, enabled an increase in our level of revenue production, and provided new opportunities for sustained growth.

     3. Our products and services continue to be among the most highly respected in the markets we address.

Like the Red Sox, we are still in here — still playing the game. And we have a real shot at winning our own “World Series” this coming season. Fortunately the “curse of the bambino” is not an obstacle with which we have to contend. GTJ

#16 — GTJ: Comments on our Air Force business:

Although there were no questions on this topic specifically directed to me as part of this ‘Ask the CEO’ forum, I would like to address the speculation or expectation sometimes raised on this Message Board relating to our continuing work with the US Air Force.

Last July 28, 2004, after a lengthy competitive procurement process, the US Air Force notified us of our selection as the winner of a contract to replace Telecom Management Systems (TMS) at up to 150 installations worldwide. The award was contingent upon our qualification as a small business. The Government has a number of small business-size standards, and these can often become subject to complex legal interpretation.

When notified of our selection, a competing vendor challenged (protested) our right to be awarded the contract claiming we were not a small business, which required the SBA (Small Business Administration) to intervene in the award process. Unfortunately, after a detailed review process, the SBA decided that they needed to count the 2001 and 2002 receipts of the already shut-down business of i3 Mobile as part of our historical receipts for small business size measurement purposes — even though we had accounted for the deal as a financing — and that on a pro forma basis the theoretical combined company that resulted from this position did not meet the guidelines for the Air Force procurement.

As a result of the SBA determination, we understand the Air Force concluded there was not sufficient value for them in any of the other competitors’ bids, and on August 20, 2004, they cancelled the procurement. We now believe they will be purchasing the TMS systems through contractual alternatives that could still be accessible by ACE*COMM. We are therefore optimistic that some, if not all, of this business is still achievable for us, and we continue to pursue it aggressively. GTJ